Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Class A common stock of PARTS iD, Inc. and further agree that this Joint Filing Agreement shall be included as an Exhibit to such join filing. In evidence thereof, the undersigned, being duly authorizing, hereby execute this Joint Filing Agreement as of November 25, 2020.

LEGACY ACQUISITION SPONSOR I LLC

By:	/s/ Edwin J. Rigaud
Name:	Edwin J. Rigaud
Title:	Managing Member

/s/ Edwin J. Rigaud
Name: Edwin J. Rigaud